Exhibit 3.1

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION

OF

FIRST CAPITAL BANCORP, INC.

ARTICLE I

Name

The name of the Corporation is:

First Capital Bancorp, Inc.

ARTICLE II

Text of Amendment

The text of the amendment is as follows:

1. The provisions of Article III of the Articles of Incorporation shall be amended by deleting the first sentence thereof and replacing it with the following:

“The Corporation shall have authority to issue thirty million (30,000,000) shares of Common Stock, par value $4.00 per share, and two million (2,000,000) shares of Preferred Stock, par value $4.00 per share.”

The balance of such Article III shall not be amended in any way.

ARTICLE III

Approval by Directors

At a meeting duly called and held on March 17, 2010, the Board of Directors of the Corporation approved and found the amendment to be in the best interest of the Corporation and directed that it be submitted to the shareholders of the Corporation.

ARTICLE IV

Approval by Shareholders

1. Notice of the annual meeting of the Corporation’s shareholders, together with a copy of the proposed amendment, was given in the manner prescribed by the Virginia Stock Corporation act to all shareholders entitled to such notice.

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2. On the record date, the designation, number of outstanding shares, and number of votes entitled to be cast by each voting group authorized to vote separately on the amendment was as follows:

Designation	No. of Outstanding Shares	No. of Votes

Common Stock	2,971,171	2,971,171

3. On May 19, 2010, the special meeting of shareholders was held and the amendment proposed by the Board of Directors was approved.

4. A total of 2,201,826 shares of common stock were present at the meeting, either in person or by proxy, constituting a quorum of the total number of shares entitled to vote on the amendment. The total number of votes cast FOR the amendment was 1,951,486 shares of common stock and AGAINST the amendment were 200,731 shares of common stock with 49,609 shares abstaining. The number of votes cast for the amendment was sufficient for its approval.

ARTICLE V

Effective Date

These Articles of Amendment shall become effective upon the issuance of the Certificate of Amendment.

The undersigned Chief Executive Officer and Managing Director of First Capital Bancorp, Inc. declares the facts herein stated are true as of May 25, 2010.

FIRST CAPITAL BANCORP, INC.

By:	/s/ John M. Presley
John M. Presley, Chief Executive Officer and Managing Director

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